Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2015, relating to the consolidated financial statements and the supplemental schedule of investment property information of Brookfield Property Partners L.P. and subsidiaries and the effectiveness of the Brookfield Property Partners L.P.’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Brookfield Property Partners L.P. for the year ended December 31, 2014.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

March 26, 2015

Toronto, Canada